Exhibit 12
Statement Re: Computation of Ratio of Earnings to Fixed Charges
(amounts in thousands, except ratios)

	Year Ended December 31,
	2006		2005		2004		2003		2002

Pre-tax income from continuing operations	$105,379		$69,344		$56,792		$49,312		$33,402

Fixed Charges:
Interest expense	$9,554		$9,579		$9,589		$6,289		$1,885
Amortized premiums	—		—		—		91		61
Interest component of rental expense(1)	570		565		486		411		352

Total Fixed Charges	$10,124		$10,144		$10,075		$6,791		$2,298

Pre-tax income from continuing operations plus fixed charges	$115,503		$79,488		$66,867		$56,103		$35,700

Ratio of Earnings to Fixed Charges	11.4	x	7.8	x	6.6	x	8.3	x	15.5	x

			First Three Quarters
	Quarter Ended		Ended
	September 29, 2007		September 29, 2007

Pre-tax income	$26,818		$86,087

Fixed Charges:
Interest expense	$2,390		$7,142
Interest component of rental expense(1)	130		390

Total Fixed Charges	$2,520		$7,532

Pre-tax income plus fixed charges	$29,338		$93,619

Ratio of Earnings to Fixed Charges	11.6	x	12.4	x

(1)	Represents appropriate portion (1/3) of rental expense.

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